SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 SCHEDULE 14D-1
                             Tender Offer Statement
       Pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934
                                (Amendment No. 2)


                       GREAT WESTERN FINANCIAL CORPORATION
                       (Name of Subject Company ([Issuer])

                            H. F. AHMANSON & COMPANY
                                    (Bidder)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    391442100
                      (CUSIP Number of Class of Securities)


                              MADELEINE A. KLEINER
               SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            H. F. AHMANSON & COMPANY
                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA  91706
                                 (818) 960-6311
           (Name, Address and Telephone Number of Person Authorized to
             Receive Notices and Communications on Behalf of Bidder)

                                   COPIES TO:

                                 H. RODGIN COHEN
                               ALAN J. SINSHEIMER
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK  10004
                                 (212) 558-4000

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ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

(a)(9)      Communication to analysts and investors.

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                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 21, 1997                   H. F. AHMANSON & COMPANY


                                             /s/ Tim S. Glassett
                                       -----------------------------------
                                       By:   Tim S. Glassett
                                             First Vice President and
                                                Assistant General Counsel